Exhibit 10.25
TAX PROTECTION AGREEMENT
          This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of                               , 2010, by and among Younan Properties, Inc., a Maryland corporation (the “REIT”), Younan Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), and each Protected Partner identified as a signatory on Schedule A, as amended from time to time.
RECITALS
          WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office and certain other properties currently owned, directly or indirectly, by certain entities (collectively, the “Single Asset Entities”) and managed by Younan Properties, Inc., a California corporation (“YPI”), Younan Investment Properties LP, a Delaware limited partnership and subsidiary of YPI (“YIP”), or another affiliate of YPI;
          WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into an agreement and plan of merger with YPI, pursuant to which YPI will merge with and into the REIT;
          WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with YIP and certain other entities (the “SAE Entity Members”) that are direct or indirect partners or members of certain of the Single Asset Entities, pursuant to which, immediately following the merger identified in the preceding paragraph, (i) YIP will merge with and into the Operating Partnership and (ii) thereafter, the Operating Partnership will acquire all or a portion of the interests in each of the SAE Entity Members pursuant to mergers of the SAE Entity Members with and into the Operating Partnership in the order set forth in the merger agreement for each such SAE Entity Member;
          WHEREAS, an affiliate (the “Affiliate”) of the Protected Partners’ Representative (as defined below) will assign to the Operating Partnership its rights and obligations under that certain purchase agreement (the “Fund Purchase Agreement”) between Affiliate and Passco Younan Fund I LLC, a Delaware limited liability company (the “Fund”), pursuant to which Affiliate has agreed to purchase certain interests held by the Fund, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of Affiliate with and into the Operating Partnership, and the Operating Partnership will purchase the interests from the Fund pursuant to the terms of the Fund Purchase Agreement;
          WHEREAS, YGH Investments LLC, a California limited liability company and an SAE Entity Member will assign to YPI its rights and obligations under that certain purchase agreement (the “CHI Purchase Agreement”) to acquire all of Chung Hsein International LP’s interests in 4041 Central Plaza LLC, a Delaware limited liability company, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of YPI into the REIT and the REIT’s contribution of the assets of YPI to the Operating Partnership, and immediately after such merger and contribution, the Operating Partnership will consummate the transactions contemplated by the CHI Purchase Agreement;

          WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into an agreement and plan of merger with certain of the Single Asset Entities, pursuant to which, immediately following the transactions identified in the preceding paragraphs, the Operating Partnership will acquire, directly or indirectly, certain of the interests in the Single Asset Entities;
          WHEREAS, the Formation Transactions relate to the proposed initial public offering of the common stock of the REIT, par value $.01 per share, following which the REIT will operate as a self-administered and self- managed real estate investment trust within the meaning of Section 856 of the Code (as defined below); and
          WHEREAS, as a condition to engaging in the Formation Transactions with respect to each Protected Property (as defined below), and as an inducement to do so, the parties hereto are entering into this Agreement;
          NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
          For purposes of this Agreement the following terms shall apply:
          Section 1.1 “Affiliate” has the meaning set forth in the preamble.
          Section 1.2 “Agreement” has the meaning set forth in the preamble.
          Section 1.3 “CHI Purchase Agreement” has the meaning set forth in the preamble.
          Section 1.4 “Closing Date” has the meaning assigned to it in the applicable Pre-Formation Transaction Documentation.
          Section 1.5 “Code” means the Internal Revenue Code of 1986, as amended.
          Section 1.6 “Exchange” has the meaning set forth in Section 2.1(b) of this Agreement.
          Section 1.7 “Formation Transaction Documentation” means all of the agreements and plans of merger, substantially in the forms accompanying the Request for Consent dated March 12, 2010, pursuant to which all of the equity interests in the Younan Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.
          Section 1.8 “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

          Section 1.9 “Fund” has the meaning set forth in the preamble.
          Section 1.10 “Fund Purchase Agreement” has the meaning set forth in the preamble.
          Section 1.11 “Fundamental Transaction” means a merger, consolidation or other combination of the Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of the Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Partnership, or a conversion of the Operating Partnership into another form of entity.
          Section 1.12 “Gross Up Amount” has the meaning set forth in definition of “Make Whole Amount.”
          Section 1.13 “Make Whole Amount” means, with respect to any Protected Partner that recognizes gain under Section 704(c) of the Code as a result of a Tax Protection Period Transfer, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner under Section 704(c) of the Code in respect of such Tax Protection Period Transfer (taking into account any adjustments under Section 743 of the Code to which such Protected Partner is entitled) multiplied by (y) the Protected Partner Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Protected Partner Tax Rate) imposed on a Protected Partner as a result of the receipt by a Protected Partner of a payment under Section 2.2 (the “Gross Up Amount”); provided, however, that the Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that a Protected Partner might have that would reduce its actual tax liability. For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, (i) subject to clause (ii) below, any “reverse Section 704(c) gain” allocated to such partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account, and (ii) if, as a result of adjustments to the Gross Asset Value (as defined in the OP Agreement) of the Protected Properties pursuant to clause (b) of the definition of Gross Asset Value as set forth in the OP Agreement, all or a portion of the gain recognized by the Operating Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain; provided that the total amount of 704(c) gain and income taken into account for purpose of calculating the Make Whole Amount shall not exceed the initial Section 704(c) gain amount as of the Closing Date (whether or not equal to the estimated amount set forth on Exhibit B).
          Section 1.14 “OP Agreement” means the Agreement of Limited Partnership of Younan Properties, LP, as amended from time to time.
          Section 1.15 “OP Units” means common units of partnership interest in the Operating Partnership.
          Section 1.16 “Operating Partnership” has the meaning set forth in the preamble.
          Section 1.17 “Pass Through Entity” means a partnership, grantor trust, or S corporation for Federal income tax purposes.

          Section 1.18 “Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Partner: (a) to such Protected Partner’s children, spouse or issue; (b) to a trust for such Protected Partner or such Protected Partner’s children, spouse or issue; (c) in the case of a trust which is a Protected Partner, to its beneficiaries, or any of them, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Partner, to its partners or members; and/or (f) in the case of any corporation which is a Protected Partner, to its shareholders, and (ii) by a party described in clauses (a), (b), (c) or (d) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c) or (d); provided, that for purposes of the definition of Tax Protection Period, such Protected Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.
          Section 1.19 “Pre-Formation Interests” means the interests held by the Pre-Formation Participants.
          Section 1.20 “Pre-Formation Participants” means the holders of the equity interests in the relevant Younan Entities immediately prior to the Formation Transactions.
          Section 1.21 “Protected Partner” means: (i) each signatory on Schedule A attached hereto, as amended from time to time; (ii) any person who holds OP Units and who acquired such OP Units from another Protected Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for Federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such OP Units; and (iii) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2 with respect to such Protected Partner, any person who (y) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (z) is required to include the all or a portion of the income of such Protected Partner in its own gross income.
          Section 1.22 “Protected Partners’ Representative” means Zaya Younan.
          Section 1.23 “Protected Partner Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2, the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of such Protected Partner (reduced, in the case of Federal taxes, by the deduction allowed for income taxes paid to a state or locality), for the taxable year in which the event that gave rise to such payment under Section 2.2 occurred. Notwithstanding the foregoing, if a Protected Partner demonstrates to the reasonable satisfaction of the Operating Partnership that such Protected Partner is not entitled to a Federal income tax deduction for all or a portion of the income taxes paid to a state or locality, the Protected Partner Tax Rate applicable to such Protected Partner shall be reduced only by the deduction, if any, the Protected Partner is entitled to take for such taxes.

          Section 1.24 “Protected Property” mean each property identified on Exhibit A hereto and each property acquired in Exchange for a Protected Property as set forth in Section 2.1(b).
          Section 1.25 “REIT” has the meaning set forth in the preamble.
          Section 1.26 “SAE Entity Members” has the meaning set forth in the recitals.
          Section 1.27 “Single Asset Entities” has the meaning set forth in the recitals.
          Section 1.28 “Tax Protection Period” means, with respect to each Protected Partner, the period of time beginning on Closing Date and ending on the earlier to occur of: (a) the tenth (10th) anniversary of the Closing and (b) the date on which fifty percent (50%) or more of the OP Units originally received by the Protected Partner in the Formation Transactions have been sold, exchanged or otherwise disposed of by any Protected Partner, other than in a Permitted Disposition.
          Section 1.29 “Tax Protection Period Transfer” has the meaning set forth in Section 2.1(a) of this Agreement.
          Section 1.30 “Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.
          Section 1.31 “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          Section 1.32 “YIP” has the meaning set forth in the recitals.
          Section 1.33 “YIP Merger Agreement” means the agreement and plan of merger pursuant to which YIP will merge with and into the Operating Partnership.
          Section 1.34 “Younan Entities” means YPI, YIP, the SAE Entity Members and the Single Asset Entities collectively.
          Section 1.35 “YPI” has the meaning set forth in the recitals.
ARTICLE II
TAX PROTECTIONS
          Section 2.1 Indemnification Upon Taxable Transfers.
               (a) Unless the Protected Partners’ Representative consents to a Tax Protection Period Transfer (as defined below), during the Tax Protection Period, the Operating

Partnership shall indemnify the Protected Partners as set forth in Section 2.2 if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit (i) any Transfer of all or any portion of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property) in a transaction that would result in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code, or (ii) any Fundamental Transaction that would result in the recognition of taxable income or gain to any Protected Partner (a Fundamental Transaction and a Transfer, collectively a “Tax Protection Period Transfer”).
               (b) Section 2.1(a) shall not apply to any Tax Protection Period Transfer of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property) (i) in a transaction in which no gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721 (or any successor statutes) of the Code; provided, however, that any property acquired by the Operating Partnership in the Exchange shall remain subject to the provisions of this Article II in place of the exchanged Protected Property for the remainder of the Tax Protection Period or (ii) as a result of the condemnation or other taking of any Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 or a tax-free reinvestment of proceeds under Section 1033, provided that in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.
          Section 2.2 Indemnification.
               (a) In the event of a Tax Protection Period Transfer described in Section 2.1(a), each Protected Partner shall, within 30 days after the closing of such Tax Protection Period Transfer, receive from the Operating Partnership an amount of cash equal to the estimated Make Whole Amount applicable to such Tax Protection Period Transfer. If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within 90 days after the closing of the Tax Protection Period Transfer, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by such Protected Partner.
               (b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a) or bring a claim against any person that acquires a Protected Property from the Operating Partnership in violation of Section 2.1(a).
          Section 2.3 Section 704(c) Gains. A good faith estimate of the initial amount of Section 704(c) gain allocable to each Protected Partner as of the Closing Date of each OP Merger is set forth on Exhibit B hereto. The parties acknowledge that the initial amount of such

Section 704(c) gain may be adjusted over time as required by Section 704(c) of the Code and the Regulations promulgated thereunder.
          Section 2.4 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by Section 8.08 of the YIP Merger Agreement.
ARTICLE III
GENERAL PROVISIONS
          Section 3.1 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.
          Section 3.2 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
          Section 3.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
          Section 3.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain form taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
          Section 3.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
          Section 3.6 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.
          Section 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.
          Section 3.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
          Section 3.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the principles of conflicts of law.
          Section 3.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.
          Section 3.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.
          Section 3.12 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of the REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the REIT or any other matter.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

YOUNAN PROPERTIES, INC.,
a Maryland corporation

By:

Name:

Title:

OPERATING PARTNERSHIP:

YOUNAN PROPERTIES, L.P.,
a Maryland limited partnership

By:	YOUNAN PROPERTIES, INC.
a Maryland corporation,
Its General Partner

By:

Name:
Title :

     Signature Page to Tax Protection Agreement

SCHEDULE A
SIGNATORIES
See Attached.

EXHIBIT A
PROTECTED PROPERTIES

Property #	Property Name	Property Address
1605	Younan North LaSalle	200 North LaSalle, Chicago, Illinois
1912	KPMG Center	717 N. Harwood, Dallas, Texas
1917	Thanksgiving Tower	1601 Elm Street, Dallas, Texas
1957	Two Westlake	580 Westlake Park Blvd., Houston, Texas

EXHIBIT B
ESTIMATED ALLOCATIONS OF SECTION 704(c) GAIN
See Attached.